UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 5, 2011

HUDSON HOLDING CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-15936	20-3766053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Town Square Place, Suite 1500A, Jersey City, New Jersey		07310
(Address of Principal Executive Office)		(Zip Code)

Registrant’s telephone number, including area code (201) 216-0100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Settlement of Certain Litigation

As previously disclosed, Hudson Holding Corporation, a Delaware corporation (“Hudson”), Rodman & Renshaw Capital Group, Inc., a Delaware corporation (“Rodman”), and HHC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Rodman (“HHC”), entered into that certain Agreement and Plan of Merger, dated January 4, 2011, (as amended and restated on January 31, 2011, the “Merger Agreement”), pursuant to which Rodman agreed to acquire all of the outstanding shares of Hudson’s common stock in a stock-for-stock merger (the “Proposed Merger”). In conjunction with the Proposed Merger, Rodman filed a registration statement on Form S-4 (Commission File No. 333-171988) (as amended on March 15, 2011, the “Registration Statement”) with the Securities Exchange Commission (the “SEC”) containing a prospectus of Rodman, a proxy statement of Hudson, and other relevant documents relating to the Proposed Merger.

As described in the Registration Statement under the heading “Proposal One: The Merger - Litigation Related to the Merger,” a putative shareholder lawsuit styled as Ronald Schwartz v. Kenneth D. Pasternak, et al. was filed against Hudson, the members of the board of directors of Hudson (the “Hudson Board”), Rodman, and HHC in the Superior Court, Chancery Division, of Hudson County, New Jersey (the “Class Action”). On April 5, 2011, the parties to the Class Action entered into a Stipulation of Settlement (the “Stipulation”), pursuant to which the Class Action would be settled in exchange for Hudson’s agreement to pay up to $75,000 of the plaintiffs’ legal counsel’s fees and disbursements and to make certain supplemental disclosures. The Stipulation is subject to the approval of the Superior Court, Chancery Division, of Hudson County, New Jersey.

In accordance with the Stipulation, Hudson agreed to make the following supplemental disclosures:

Basis for the decision to terminate the discussions with a potential strategic partner in August 2010.

In June 2010, Hudson began discussions with a certain broker-dealer (the “Firm”) concerning a potential strategic partnership. During the course of these discussions, the Firm’s regulatory net capital decreased to a level that made the strategic partnership no longer viable. As a result of such decline in the Firm’s regulatory net capital, Hudson and the Firm terminated the discussions regarding the potential strategic partnership. Subsequent to the termination of the discussions, the Firm disbanded, primarily due to its inadequate regulatory net capital.

Basis for selecting the broker-dealers to explore strategic opportunities for Hudson in September and October 2010.

Hudson held preliminary discussions with five investment banks concerning its pursuit of strategic opportunities beginning in September 2010. Two of the five investment banks with whom Hudson held discussions expressed an interest in serving as an advisor to Hudson. Collectively, they presented several potential strategic opportunities for Hudson’s consideration. Taking into account these potential strategic opportunities and leveraging the experience of Hudson’s CEO, Anthony M. Sanfilippo, his intimate knowledge of the broker-dealer market and his familiarity with the array of broker-dealers who were likely viable strategic partners, the Hudson Board reviewed, and approached, eight broker-dealers other than Rodman to hold informal discussions concerning potential strategic opportunities.

Basis for the Hudson Board’s conclusion that it would prefer to receive stock and not cash consideration in connection with the Proposed Merger.

Based upon its knowledge of Hudson, Hudson’s review of Rodman’s financial statements and Hudson’s other due diligence concerning Rodman, the Hudson Board believed that the securities of both Hudson and Rodman were undervalued. In addition, the Hudson Board believed that the synergies between Rodman and Hudson, as stated in the Registration Statement, presented an opportunity to significantly enhance the value of the combined entity and provide long-term benefit to the Hudson stockholders. Accordingly, the Hudson Board concluded that it would be more beneficial for Hudson’s stockholders to receive stock of Rodman, instead of cash, in the Proposed Merger in consideration for their shares of Hudson common stock.

Details concerning the strategic partnerships and other alternatives explored by the Hudson Board during the period between June 2010 and January 2011.

Hudson pursued strategic opportunities with approximately nine companies during the period from June 2010 to January 2011. This search included both synergistic and complimentary companies and entities including fixed income specialists, small investment banking boutiques and small prime brokerage firms. The majority of the companies with whom Hudson initiated discussions expressed little or no interest in Hudson or its business platform. Other companies who expressed interest in pursuing a strategic partnership with Hudson presented significant legal or structural hurdles that would have significantly delayed the potential closing of the transaction. Given the level of Hudson’s capital, the Hudson Board believed that a lengthy and complicated transaction would provide little benefit or value to the Hudson stockholders and declined to pursue such opportunities.

Basis for the Hudson Board’s determination to explore strategic alternatives.

On May 6, 2010, U.S. stock markets experienced the “flash crash,” with the Dow Jones Industrial Average declining 1,000 points in an extremely short period. From May 6, 2010, through the end of the third calendar quarter of 2010, the equity markets generally performed poorly. Following the “flash crash,” trading volumes of securities in which Hudson made a market, and consequently the revenues Hudson derived from such activity, decreased dramatically. The precipitous drop in revenue caused a significant change to Hudson’s cash flow and significantly increased the rate at which Hudson expended its cash reserves.

During this period, Hudson unsuccessfully solicited several funding sources. In light of Hudson’s inability to acquire additional financing to improve its regulatory net capital and the accelerated rate at which Hudson began depleting its capital reserves, the Hudson Board determined that a strategic partnership would provide the best potential return to its stockholders.

Details about any work New Century has done for Hudson or Rodman in the last two years and any fees paid or owed by Hudson or Rodman to New Century.

In October 2010, the Hudson Board selected New Century Capital Partners (“New Century”) as its financial advisor in connection with the Proposed Merger with Rodman. Other than advisory services provided to Hudson in connection with the Proposed Merger, New Century has done no work for Hudson or Rodman in the last 2 years. As consideration for New Century’s services, Hudson paid New Century a flat fee of $300,000, and New Century will not receive any success fee.

Details concerning New Century’s presentation to the Hudson Board during the January 4, 2011, meeting before execution of the Merger Agreement, including the substance of any written materials provided to the Hudson Board.

New Century gave an oral presentation to the Hudson Board at its meeting on January 4, 2011. The Hudson Board was provided with a copy of New Century’s electronic presentation material, which contained New Century’s fairness opinion and its supporting analysis. The entire presentation material has been filed as Annex B to the Registration Statement.

Details concerning the lack of Hudson financial projections beyond March 31, 2011.

After its unsuccessful attempts to raise capital, Hudson determined that it could not continue to operate without either a strategic partnership or drastic changes to its business model. As such, Hudson believed that any financial model beyond March 31, 2011, would not be based on Hudson’s current business.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Important Information

In connection with the Proposed Merger, on January 31, 2011, Rodman filed a registration statement on Form S-4, which was subsequently amended on March 15, 2011 (Commission File No. 333-171988), with the SEC containing a prospectus of Rodman and other relevant documents relating to the acquisition of Hudson. The registration statement on Form S-4 also includes a proxy statement of Hudson, and the definitive proxy statement/final prospectus was mailed to stockholders of Hudson beginning March 16, 2011. Rodman and Hudson stockholders are urged to read the registration statement and any other relevant documents filed with the SEC, including the definitive proxy statement/final prospectus that is part of the registration statement and any amendments to the registration statement, because they contain important information about Rodman, Hudson and the proposed transaction. Investors and security holders may obtain free copies of the registration statement and proxy statement/prospectus, as well as other filed documents containing information about Rodman and Hudson, without charge, at the SEC’s website (www.sec.gov). Free copies of Rodman’s filings also may be obtained by directing a request to Rodman’s CFO by phone to (212) 356-0500, in writing to Rodman & Renshaw Capital Group, Inc., Attention: Investor Relations, 1251 Avenue of the Americas, New York, NY 10020 or at Rodman’s website (www.rodm.com). Free copies of Hudson’s filings also may be obtained by directing a request to Hudson’s CEO by phone to 201-216-0100, in writing to Hudson Holding Corporation, 111 Town Square Plaza, Suite 1500A, Jersey City, NJ 07310, Attention: CEO, or at Hudson’s website (www. hudsonholdingcorp.com).

On April 6, 2011, Hudson released this additional solicitation material to stockholders.

In addition, on April 6, 2011, Hudson issued a press release concerning the Stipulation, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HOLDING CORPORATION

Dated: April 6, 2011	By:	/s/ Anthony M. Sanfilippo
		Name:	Anthony M. Sanfilippo
		Title:	Chief Executive Officer

Exhibit Index

Number	Description of Exhibit

99.1	Press release.